Exhibit 10.2

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Release”) is entered into by and between Dynegy Inc., and Dynegy Marketing and Trade (collectively referred to herein as the “Company”), and R. Blake Young (“Employee”).

WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship between the Company and Employee, effective December 31, 2005(the “Termination Date”);

WHEREAS, the Company and Employee wish to set forth their rights and obligations relating to the termination of the employment relationship; and

WHEREAS, the Company and Employee acknowledge that the monetary and other benefits herein provided are in lieu of any such benefits to which Employee might otherwise be entitled under the Dynegy Inc. Executive Severance Pay Plan, as amended, the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, as amended, or any other severance plan, program, agreement or arrangement maintained by the Company.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree to the following:

1. PAYMENTS. In consideration of Employee’s execution of this Release and in complete and final satisfaction of all amounts due Employee by the Company, the Company shall pay Employee, seven days after (i) the execution of this Release, or (ii) the Termination Date, whichever occurs last, assuming this Release is not validly revoked, as follows (hereinafter sometimes collectively referred to as the “Severance Amount”):

a. Severance — $730,000.00, representing 24 months of pay at Employee’s base salary, less all applicable withholdings, including, but not limited to, Social Security, Medicare, federal, state and local taxes;

b. Cooperation and Assistance — $365,000.00, representing payment for Employee’s cooperation and assistance after the Termination Date, as provided in Paragraph 7 of this Release, less all applicable withholdings, including, but not limited to, Social Security, Medicare, federal, state and local taxes; and

c. Personal Paid Time (“PPT”) — $29,480.77, representing Employee’s accrued, unused PPT, less all Employee-elected and applicable contributions and withholdings, including, but not limited to, Employee contributions to Employee’s account in the Dynegy Inc. 401(k) Savings Plan (which contributions, the Company shall match pursuant to the Plan terms), Social Security, Medicare, federal, state and local taxes.

2. MID-TERM INCENTIVE PLAN PAYMENT. On or about January 31, 2006, in accordance with the terms of the Company’s Mid-Term Incentive Performance Award Program (the “MTIP”), which requires the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Compensation Committee”) to approve certain payments to participants for calendar year 2005, the Company will pay Employee, regardless of whether he is technically a “participant” in the MTIP, an amount currently estimated to be $33,500.00 (the “Estimated MTIP Payment”). The final amount shall be determined by the Compensation

Committee in accordance with the terms of the MTIP, which requires calculation of the Company’s average stock price for calendar year 2005, and will be subject to all applicable withholdings, including, but not limited to, Social Security, Medicare, federal, state and local taxes. However, by executing this Release, Employee acknowledges and agrees that (i) the Estimated MTIP Payment is subject to approval by the Compensation Committee, and (ii) in the event the Compensation Committee determines that the payment under the MTIP should be less than the Estimated MTIP Payment, Employee will have no recourse, legal or otherwise, to compel the Company to pay the difference between the payment under the MTIP and the Estimated MTIP Payment. Notwithstanding the limitation set forth in the previous sentence, the Company agrees that it shall make an MTIP Payment to Employee in accordance with this Paragraph 2 and the terms of the MTIP if the Compensation Committee approves payment of the MTIP Payment to MTIP participants.

3. CONTINGENT SHORT TERM INCENTIVE PAYMENT. On or about March 1, 2006, regardless of whether Employee is technically eligible for a Short Term Incentive (“STI”) payment after the Termination Date, and provided the Compensation Committee exercises its exclusive discretion and awards Employee a STI payment for Employee’s 2005 performance, the Company will pay Employee the amount of such award, currently estimated to be $365,000.00, which represents one times the Employee’s target STI payment for 2005, less all applicable withholdings, including, but not limited to, Social Security, Medicare, federal, state and local taxes (the “Minimum STI Payment”). Employee’s overall performance for 2005 will be presented to the Compensation Committee by the Company’s CEO and, on the basis of such presentation, the Compensation Committee may determine to award a STI payment in excess of the Minimum STI Payment. However, by executing this Release, Employee acknowledges and agrees that (i) entitlement to the Minimum STI Payment, or any amount in excess thereof, is subject to the exclusive discretion of the Compensation Committee, and (ii) in the event the Compensation Committee decides not to award Employee an STI payment, Employee will not receive the Minimum STI Payment and Employee will have no recourse, legal or otherwise, to compel the Company to pay the Minimum STI Payment or any other amount purporting to represent a STI payment.

4. MEDICAL, DENTAL AND VISION BENEFITS COVERAGE. The Company will provide Employee with continued medical, dental and vision benefits coverage for up to 24 months under the Dynegy group medical/dental/vision plans for Employee and his eligible dependents in the plans in which Employee was participating immediately prior to the termination of Employee’s employment. This continued benefits coverage is dependent upon Employee continuing to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage during the period and the availability and terms of such coverage. Employee will receive an election application for this coverage from the Company’s COBRA administrative services provider. Employee’s continued coverage is predicated on the completion of this application and the payment of the premiums pursuant to the process provided by the Company’s COBRA administrative services provider. Such coverage will immediately end upon Employee obtaining new employment and eligibility for coverage under a similar welfare benefit plan maintained by Employee’s new employer (and Employee is obligated to accept the new coverage and promptly report such new coverage to the Company). COBRA provides for a maximum coverage period of eighteen (18) months. Continued coverage under COBRA is not conditioned upon execution of this Release; however, such COBRA continuation coverage runs concurrent with the Company’s provision of continued medical, dental and vision benefits coverage for the 18 months immediately following the execution of this Release.

5. STOCK OPTIONS AND RESTRICTED SHARES. Effective upon the expiration of the seven-day revocation period set forth in Paragraph 12(d) of this Release, all of Employee’s stock options and restricted shares shall fully vest and said options shall become immediately exercisable. Employee shall have until December 31, 2006, to exercise said options. The exercise of said options and the vesting of said restricted shares shall be subject to all applicable withholdings, including, but not limited to, Social Security, Medicare, federal, state and local taxes.

6. VESTING IN 401(K) AND PORTABLE RETIREMENT BENEFIT PLANS. To the extent that Employee is less than fully vested in Company contributions to the 401(k) and Portable Retirement Benefit plans in which Employee is a participant, including all such contributions made or to be made for employment during 2005, the Company will vest Employee in said contributions upon the expiration of the seven-day revocation period set forth in Paragraph 12(d) of this Release.

7. COOPERATION WITH LEGAL MATTERS AND OTHER REQUESTS. Employee agrees to cooperate with and assist the Company with reasonable requests for assistance pertaining to legal matters in which Employee was involved or had relevant knowledge and/or information, including but not limited to, the Company’s defense or pursuit of any current or future litigation, investigation, administrative matter, audit or inquiry, regardless of the types of claims or causes of action which form the basis of any such controversy. It is within the Company’s reasonable discretion to determine Employee’s involvement and whether it believes Employee has relevant knowledge and/or information. Employee further agrees to provide reasonable assistance and relevant knowledge and/or information to the Company with respect to non-legal matters, as requested by the Company’s CEO or General Counsel and Executive Vice President, Administration, for a period of 6 months from the Termination Date. Employee agrees that he will provide such cooperation and assistance voluntarily and that the payment provided in Paragraph 1(b) of this Release is sufficient remuneration and consideration for any assistance provided pursuant to this Paragraph 7. Pursuant to any reasonable request by Employee, the Company agrees to reimburse Employee for any reasonable out-of-pocket expenses associated with providing this assistance. Employee further acknowledges and agrees that any cooperation and assistance provided pursuant to this Paragraph 7 shall be in the capacity of a consultant/independent contractor, and that no employer/employee relationship shall exist between the Company and the Employee after the Termination Date. In the event that a court of competent jurisdiction determines that Employee has breached this Paragraph 7, then the Company shall be entitled to full reimbursement of the payment set forth in Paragraph 1(b) of this Release, plus reasonable attorneys’ fees (but in no event shall such attorneys fees exceed 50% of the amount of the payment set forth in Paragraph 1(b) of this Release), costs, and interest from the date of any such breach.

8. CONFIDENTIALITY AND NO DISPARAGING COMMENTS. Employee will neither make nor authorize any public statement to be made to any third party disparaging the Company in its business interests, conduct and/or affairs. Employee shall maintain the confidentiality of this Release and its terms, except that Employee may disclose the terms of this Release to Employee’s financial and legal advisors, including each of their respective agents, representatives, employees and attorneys, and to his immediate family members. Except as otherwise provided below, Employee shall not disclose any aspect of the terms of the Release to, directly or indirectly, any person or entity or mechanism, including but not limited to, the media in any form it may take (such as, without limitation, radio, television, newspapers, magazines, periodicals, internet sites, reporters, writers, publishers, and anyone working for or having any relationship to the media), or any current or former employees of the Company or any of its subsidiary entities; provided, however, that Employee may say that Employee and the Company reached a “mutually satisfactory termination of their relationship” or words to that effect. The Company may disclose the terms of this Release to such employees of the Company as are necessary to effectuate the Company’s obligations under this Release. In addition, any disclosure of matters contained in this Release may be made to the extent required by a final and binding court order or other compulsory process or federal or state financial, accounting or other disclosure requirements relating to the production or disclosure of the terms of this Release. Employee and the Company are not prohibited from disclosing the fact of Employee’s departure from the Company. Any press release or other third-party written communication regarding Employee’s termination will be subject to Employee’s review.

9. RESIGNATION AS OFFICER OR DIRECTOR. Employee agrees that, in conjunction with the execution of this Release, he will tender his resignation from any position he may hold as an officer or director of the Company or any of its affiliates or subsidiaries, and/or provide the Company with any documentation it deems necessary to effectuate such resignation(s) in the form attached as Exhibit 1.

10. RELEASE. In consideration of the mutual promises and covenants of the Company hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby releases, discharges in full and agrees to waive and forego any right Employee may have to commence a lawsuit against the Company, its predecessors, successors, subsidiaries, operating units, affiliates, divisions and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (individually and collectively called the “Company” for purposes of this Paragraph 10), from and for all rights, claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from or in any way relating to Employee’s employment with, and termination of employment with the Company, including but not limited to, claims for benefits under the Dynegy Inc. Executive Severance Pay Plan, as amended, the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, as amended, and any other severance plan, program, agreement or arrangement maintained by the Company, and any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. §§1981, 1983 and 1985; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §621, et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101, et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C.§621, et seq., as amended by the Older Workers Benefit Protection Act of 1990 (ADEA); the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, 42 U.S.C. §201, et seq., including the Wage and Hour Law relating to payment of wages; the Worker Adjustment and Retraining Notification Act; and all other federal, state or local laws or regulations. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain and anguish, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, misrepresentation, fraud in the inducement, violations of state or federal securities laws, wrongful termination, wrongful discharge in violation of public policy, retaliation, breach of any express or implied covenant of good faith and fair dealing, bad faith, overtime pay, vacation pay, unpaid bonus compensation, punitive damages, compensatory damages, back pay, reinstatement, front pay, liquidated damages, injunctive relief, costs or attorneys’ fees, based on or arising from or in any way relating to Employee’s employment by the Company and/or termination of employment. Provided, however, Employee is not waiving (i) any rights or claims that may arise after this Release is signed, (ii) any rights or claims arising under this Release, (iii) any rights to advancement of expenses, including but not limited to defense costs (legal fees and expenses), indemnification, directors and officers insurance coverage and any other rights as provided under Illinois state law, in Dynegy Inc.’s Articles of Incorporation and/or its By-laws, or any other related documents applicable to Employee, (iv) any rights or claims related to vested benefits under any of the Company’s applicable employee benefit plans, or (v) any right to payment under the MTIP, subject to the terms of Paragraph 2 of this Release.

11. RESTRICTIVE COVENANTS.

Employee recognizes and acknowledges that:

(a) During his employment, Employee had access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. Employee agrees that he will not at any time after the execution of this Release, disclose to others, use, copy or permit to be copied any secret or confidential information of the Company (whether or not developed by Employee) without the prior written consent of the Company’s General Counsel and Executive Vice President, Administration. The term “secret or confidential information of the Company” (sometimes referred to herein as “Confidential Information”) shall include, without limitation, the Company’s plans; strategies; potential acquisitions; costs; prices; systems for buying, selling, and/or trading natural gas, coal, electricity and capacity; client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; or servicing methods and techniques at any time used, developed, or investigated by the Company; before or during Employee’s tenure of employment, to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. Employee further agrees to continue to maintain in confidence any confidential information of third parties received as a result of Employee’s employment and duties with the Company.

(b) Upon the Termination Date, Employee will deliver to the Company, as reasonably determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by Employee, solely or jointly with others which are related in any manner to the past, present, or anticipated business of the Company, which are in Employee’s possession, custody, or control at such date.

(c) For a period of 1 year after the Termination Date, Employee shall not, either on Employee’s own behalf or on behalf of Employee’s new employer (either directly or indirectly via a corporate recruiter or headhunter) induce or otherwise entice any employee of the Company to leave the Company. Employee agrees that he will not, either individually or on behalf of Employee’s new employer, (i) attempt to hire any of the Company’s employees during this period, unless such employees apply pursuant to a general solicitation for employees not specifically focused on the Company’s employees or (ii) otherwise initiate communications with the Company’s employees concerning employment during this period.

(d) The Company acknowledges and agrees that Employee is no longer obligated to comply with any covenant not to compete in any agreement he has previously entered into with the Company and that the Company will not take any steps to bar Employee from pursuing any business opportunity or employment position after the Termination Date.

12. ACKNOWLEDGEMENTS.

(a) Employee has been advised in writing by the Company to consult with an attorney before executing this Release.

(b) Employee has carefully read the contents of this Release and understands its contents. Employee is executing this Release voluntarily, knowingly, and without any duress or coercion.

(c) Employee has been extended a period of at least twenty-one (21) days within which to consider this Release and this has afforded Employee ample opportunity to consult with personal, financial, and legal advisors prior to executing this Release. By executing this Release prior to the expiration of the twenty-one (21) day period after presentment of this Release to Employee, Employee hereby certifies and represents that Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period.

(d) Employee understands that for a period of seven (7) days following Employee’s execution of this Release, Employee may revoke the Release by notifying J. Kevin Blodgett, Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, in writing, of Employee’s desire to do so. Employee understands that after the seven (7) day revocation period has elapsed, this Release shall become effective and binding. Notwithstanding the foregoing, Employee agrees that the resignation(s) set forth in Paragraph 9 shall be effective even if Employee revokes the Release.

(e) Any payments received pursuant hereto are subject to applicable employment and income taxes. Employee acknowledges and agrees that the Company has made no representations regarding the tax consequences of any payments, benefits, or other valuable consideration (the “Consideration”) received by Employee under the terms of this Release, and Employee further acknowledges and agrees that Employee is solely liable and responsible for all such tax consequences, and will indemnify the Company and hold it harmless, for any amounts that may be deemed subject to withholding or other taxes which were not withheld from the Consideration.

13. GENERAL PROVISIONS.

(a) Employee and the Company agree that Employee may retain (i) one cellular telephone, (ii) one Blackberry communication device and (iii) such other computer equipment (including laptop and desktop computers) that the Company provided to him during his employment as may be approved by the Company’s General Counsel and Executive Vice President, Administration. All responsibility for continued maintenance, wireless service, software licensing and updates, and internet access for these devices shall be borne by the Employee going forward from the Termination Date, or the renewal date of the next billing cycle for such service, whichever happens last. The Employee and Company agree that the Company will issue to Employee a Form 1099 or take such other action as may be necessary or appropriate to impute income to Employee for the receipt of these devices at reasonable, fair-market value as required under applicable tax rules and regulations.

(b) From January 1, 2006, until January 31, 2006, the Company (i) will extend to Employee Basic Company-provided life and accidental death and dismemberment insurance coverage (“Basic Life”) and (ii) will allow Employee to continue any elected level of supplemental life and accidental death and dismemberment insurance coverage (“Supplemental Life”) at the same rate as current employees of the Company. Upon the expiration of the above-referenced period, Employee may elect to continue/convert Basic Life and Supplemental Life under the same terms as an employee who terminates employment with the Company in 2006.

(c) This Release sets forth the entire agreement between the parties hereto with respect to Employee’s termination from the Company and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Release. This Release expresses the full terms upon which the Company and Employee conclude the employment relationship. There are no other representations or terms relating to the employment relationship or the conclusion of that relationship other than those set forth in writing in this Release. Employee hereby expressly represents and acknowledges without reservation that in executing this Release, except as otherwise set forth herein, Employee does not rely and has not relied upon any representations or statements made by any of the parties, agents, attorneys, employees, or representatives with regard to the subject matter, basis or effect of this Release.

(d) In the event that any provision, paragraph, sentence or word in this Release should be held to be void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

(e) This Release shall be construed and enforced according to the laws of the State of Texas. Employee and the Company each hereby submit to the personal jurisdiction of and for (and venue in) the federal and state courts in the City of Houston, County of Harris, State of Texas for any actions arising out of or relating to this Release and further agree that such courts shall have exclusive jurisdiction over such matters.

(f) Employee and the Company fully understand and agree to be bound by all of the provisions of this Release.

DYNEGY INC. & DYNEGY MARKETING AND TRADE

	By:	/s/ Kevin Blodgett
Kevin Blodgett,
General Counsel and
Executive Vice President, Administration

EXECUTED this 31st day of December, 2005.

/s/ R. Blake Young
R. Blake Young